EXHIBIT 10.01

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

     THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (THIS “Agreement”) is made as of May 6, 2003 (“Effective Date”), between LNR HARBOR BAY, LLC, a Delaware limited liability company (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”).

RECITALS:

     A. Seller is the owner of the Property described herein.

     B. Seller desires to sell and Buyer to buy the Property, subject to satisfaction of the conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

AGREEMENT:

     1. Certain Basic Definition

     For purposes of this Agreement, the following terms shall have the following definitions:

          1.1 “Additional Deposit” means the sum of Two Hundred Thousand Dollars ($200,000.00).

          1.2 “Broker” means CB Richard Ellis and Triple Net Realty, Inc.

          1.3 “Buyer’s Address” means;

                 Triple Net Properties, LLC
                 1551 North Tustin Avenue, Suite 650
                 Santa Ana, California 92705
                 Attn: Mr. Anthony W. Thompson and Theresa T. Hutton
                 Telephone: (714) 667-8252, ext. 219
                 Facsimile: (714) 667-6860

                 with a copy to:

                 Louis J. Rogers, Esquire
                 Hirschler Fleischer
                 701 East Byrd Street, 15th Floor
                 Richmond, VA 23219
                 Telephone: (804) 771-9567
                 Facsimile: (804) 644-0957

          1.4 “Closing Date” means June 2, 2003; provided, however, Buyer shall have the right to extend the Closing Date to July 2, 2003 (“Extension Date”) upon delivery to Seller and Escrow Holder on or before the scheduled Closing Date of its election to so extend the Closing Date, together with an extension deposit payable to Escrow Holder in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00)(“Extension Deposit”). Such Extension Deposit if made shall be applied and credited toward payment of the Purchase Price upon the Close of Escrow and shall be nonrefundable to Buyer when made unless the Close of Escrow does not occur due to (i) the non-satisfaction of a condition to the Close of Escrow for Buyer’s benefit pursuant to Section 3.3 hereof, (ii) a casualty or condemnation of the Property, as provided in Section 8.3 hereof, or (iii) a default by Seller.

          1.5 “Contracts” means all licenses, permits, contracts, and agreements in effect as of the Close of Escrow relating to the Property, which are to be assigned to Buyer pursuant to the Assignment and Assumption Agreement referenced in Section 6.2.3, which Contracts are identified on Schedule “1” to Exhibit “D” attached hereto and incorporated herein by this reference.

          1.6 “Deposit(s)” means the Initial Deposit, the Additional Deposit and the Extension Deposit.

          1.7 “Due Diligence Materials” means all due diligence materials listed on Exhibit “E” attached hereto, all of which Seller has delivered to Buyer on or before April 16, 2003 for purposes of Buyer’s due diligence review of the Property.

          1.8 “Due Diligence Period” means the period beginning on April 16, 2003 and ending at 5:00 p.m. Pacific Standard Time on May 16, 2003.

          1.9 “Escrow Holder” means First American Title Company.

          1.10 “Escrow Holder’s Address” means:

                 First American Title Company
                 1 First American Way
                 Santa Ana, CA 97207
                 Attention: Ms. Terri Hovdestad
                 Telephone: (714) 800-3167
                 Facsimile: (714) 800-3267
                 email: thovdestad@firstam.com

          1.11 “Initial Deposit” means an initial deposit in the sum of One Hundred Thousand Dollars ($100,000.00).

          1.12 “Leases” means all leases affecting the Real Property, which Leases are identified on Schedule “1” to Exhibit “D” attached hereto.

          1.13 “Permitted Exceptions” means all matters affecting title to the Property which Buyer does not disapprove of on or before May 10, 2003, as provided in Section 4.1 hereof.

          1.14 “Personal Property” means all tangible and intangible personal property owned by Seller and located on or used solely in connection with the ownership and/or operation of the Real Property, including, specifically, without limitation, the items identified on Exhibit “1” to Exhibit “C”, and all other equipment, furniture, tools and supplies located at the Real Property, and all related intangibles used solely in connection with the ownership and/or operation of the Real Property. Provided Buyer and Seller consummate the transaction contemplated by this Agreement, effective from and after the Close of Escrow, Seller hereby quitclaims to Buyer a perpetual license (to the extent Seller has any interest in the name “Bay View”) to use the name “Bay View” in connection with Buyer’s ownership and operation of the Real Property. In no event shall the furniture, equipment, computers or other personal property belonging to Lennar Partners of Los Angeles, Inc., occupying Suite 100 in the Building, be deemed Personal Property, or any other form of property, to which Buyer will be acquiring title under this Agreement.

          1.15 “Property” means the Real Property, Personal Property, Leases (including all deposits and letter of credit held by Seller in connection with the Leases), Warranties and Contracts, collectively.

          1.16 “Purchase Price” means the sum of Twelve Million One Hundred Eighty Thousand and No/100 Dollars ($12,180,000.00).

          1.17 “Real Property” means the real property commonly known as Bay View Building A, consisting of one (1) office building (the “Building”) containing approximately 61,463 rentable square feet (approximately 58,698 usable square feet), the street address of which is 1600 Harbor Bay Parkway, Alameda, California, and more particularly described in Exhibit “A” attached hereto and incorporated herein by this reference, together with any other improvements, if any, now or hereafter located thereon and all easements and rights appurtenant to such real property.

          1.18 “Seller’s Address” means:

                 LNR HARBOR BAY, LLC,
                 c/o Lennar Partners
                 18401 Von Karman Ave., Suite 540
                 Irvine, CA 92612
                 Attention: Mr. Kevin Hanson
                 Facsimile: (949) 442-6175

                 with a copy to:

                 Allen Matkins
                 1900 Main Street, Suite 500
                 Irvine, CA 92614
                 Attention: David W. Wensley, Esq.
                 Facsimile: (949) 553-8354

          1.19 “Title Company” means First American Title Insurance Company, having an address of 1 First American Way, Santa Ana, California 92707-5913.

          1.20 “Warranties” means any and all warranties, guaranties and the like in effect as of the Close of Escrow relating to the Property which are to be assigned to Buyer pursuant to the Assignment and Assumption Agreement referenced in Section 6.2.3.

     2. Sale of Property; Purchase Price

          2.1 Sale of Property. Seller shall sell the Property to Buyer, and Buyer shall purchase the Property from Seller, for the Purchase Price on the terms and conditions of this Agreement.

          2.2 Purchase Price. The Purchase Price shall be payable as follows:

               2.2.1 Initial Deposit. Concurrently with the execution of this Agreement by Buyer, Buyer shall deliver to Escrow Holder the Initial Deposit in the form of a wire transfer or cash or cashier’s check drawn on good and sufficient funds on a federally insured bank in the State of California and made payable to the order of Escrow Holder. If Buyer fails to approve of the results of its investigation of the Property (including availability of financing) prior to the expiration of the Due Diligence Period, this Agreement and the Escrow created hereby shall be automatically terminated and the Deposit, plus any accrued interest thereon, less any escrow cancellation fees shall be refunded to Buyer. Upon the expiration of the Due Diligence Period, the Initial Deposit shall become non-refundable and shall either be applied toward the payment of the Purchase Price on the Close of Escrow or retained by Seller if the Close of Escrow does not occur for any reason unless due to (i) the non-satisfaction of a condition to the Close of Escrow for Buyer’s benefit pursuant to Section 3.3 hereof, (ii) a casualty or condemnation of the Property, as provided in Section 8.3 hereof, or (iii) a default by Seller.

               2.2.2 Additional Deposit. Upon the expiration of the Due Diligence Period, Buyer shall deliver to Escrow Holder the Additional Deposit in the form of a wire transfer or cash or cashier’s check drawn on good and sufficient funds on a federally insured bank in the State of California and made payable to the order of Escrow Holder. The Additional Deposit shall be nonrefundable when placed into Escrow, and shall either be applied toward the payment of the Purchase Price on the Close of Escrow or retained by Seller if the Close of Escrow does not occur for any other reason unless due to a default by Seller.

               2.2.3 Balance. Buyer shall deposit into Escrow an amount (“Cash Balance”), in immediately available federal funds equal to the Purchase Price minus the Deposit and increased by the amount of any credits due or any items chargeable to Buyer under this

Agreement. Buyer shall deposit the Cash Balance into Escrow no later than one (1) business day before the Closing Date or such earlier date as may be required by the Escrow Holder under applicable law such that Escrow Holder will be in a position to disburse the cash proceeds to Seller on the Closing Date.

          2.3 Interest. At the request of the Buyer, all funds received from or for the account of Buyer shall be deposited by Escrow Holder in an interest-bearing account with a federally insured state or national bank (“Account”).

     3. Closing.

          3.1 Escrow. Upon the execution of this Agreement by Buyer and Seller, and the acceptance of this Agreement by Escrow Holder in writing, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open an escrow (“Escrow”) for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Upon Escrow Holder’s receipt of the Initial Deposit and Escrow Holder’s written acceptance of this Agreement, Escrow Holder is authorized to act in accordance with the terms of this Agreement. Buyer and Seller shall execute Escrow Holder’s general escrow instructions upon request; provided, however, that if there is any conflict or inconsistency between such general escrow instructions and this Agreement, this Agreement shall control. Upon the Close of Escrow, Escrow Holder shall pay any sum owed to Seller with immediately available federal funds.

          3.2 Closing Date. The Escrow shall close (“Close of Escrow”) on or before the Closing Date.

          3.3 Buyer’s Conditions to Closing. The Close of Escrow is subject to and contingent on the satisfaction of the following conditions or the waiver of same by Buyer:

               3.3.1 Inspections. Prior to the expiration of the Due Diligence Period, Buyer shall have approved or waived objection to the physical condition of the Property, at Buyer’s sole cost and expense.

               3.3.2 Title Policy. Prior to or at the Closing Date, the Title Company shall be committed to issue or shall have issued the Title Policy (as defined herein in Section 4) complying with the requirements of Section 4 below.

               3.3.3 Covenants. Prior to or at the Closing Date, Seller shall have performed and satisfied all agreements and covenants required hereby to be performed by Seller.

               3.3.4 Due Diligence Materials. Prior to the expiration of the Due Diligence Period, Buyer shall have approved all Due Diligence Materials provided by Seller for Buyer’s review.

               3.3.5 Representations and Warranties of Seller. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct as of the date hereof and as of the Close of Escrow.

                3.3.6 Title Report. As of the Closing Date, there shall be no change in the matters reflected in the Title Report as approved or deemed approved by Buyer pursuant to Section 4.1, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Report except for the Permitted Exceptions or matters to be satisfied at the Close of Escrow.

               3.3.7 Termination of Management Agreement and Other Contracts. Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Real Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller. Provided Buyer gives Seller written notice (on or before the expiration of the Due Diligence Period) of the Contracts which Buyer elects not to assume, Seller shall, at its sole cost and expense, terminate all such Contracts on or before the Close of Escrow.

               3.3.8 Insurance Certificates. Seller shall deliver to Buyer copies of tenant insurance certificates.

               3.3.9 No Defaults Under Leases. No tenant shall be in monetary default or material non-monetary default under its Lease nor shall any tenant have given notice that it is discontinuing operations at the Real Property nor shall any tenant have filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

               3.3.10 SNDA. If Buyer’s lender requires the execution of subordination, non-disturbance and attornment agreements (“SNDAs”) from tenants of the Real Property as a condition to closing the loan to Buyer, Buyer’s obligations under this Agreement shall be subject to the delivery of SNDAs in form and substance acceptable to Buyer’s lender.

               3.3.11 Estoppel Certificates. Seller shall obtain and deliver to Buyer, no later than ten (10) days prior to Close of Escrow, estoppel certificates from all four (4) tenants of the Real Property (the “Required Estoppels”). Seller agrees to ask each of the tenants of the Real Property to execute the estoppel form provided by, or otherwise approved by, Buyer, but Seller shall only be obligated to obtain estoppel certificates from each such tenant on the form required by the Lease for each such tenant. If Seller is unable to obtain a Required Estoppel from Lennar Partners of Los Angeles, Inc. despite diligent commercially reasonable efforts to do so, Seller may deliver to Buyer an estoppel certificate executed by Seller and otherwise in a form reasonably approved by Buyer as to the Required Estoppel for Lennar Partners of Los Angeles, Inc.; provided, however, Seller shall thereafter continue to use diligent commercially reasonable efforts to obtain the Required Estoppels from Lennar Partners of Los Angeles, Inc. Whether executed by the tenant or by Seller, the matters certified in the estoppel certificates shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within three (3) business days following receipt of a copy of any executed estoppel certificate of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer reasonably disapproves of any estoppel certificate, and Seller is unable to deliver a reasonably acceptable estoppel certificate prior to the Close of Escrow, and, without such estoppel certificate Seller will have failed to deliver the Required Estoppels, this Agreement shall automatically terminate, Buyer shall be entitled to a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other. In addition to the foregoing, Seller shall use diligent commercially reasonable efforts to obtain any and all subordination, attornment and non-disturbance agreements required by Buyer’s lender. Notwithstanding anything to the contrary contained herein, Seller shall have the right (exercisable by Seller in its sole and absolute discretion) to extend (or to further extend, if the Closing Date has already been extended pursuant to Section 1.4 above) the Closing Date for an additional ten (10) business days to obtain the Required Estoppel from The State of California — Employment Development Department, upon delivery to Buyer and Escrow Holder on or before the scheduled Closing Date (as the same may be extended pursuant to Section 1.4 above) of its election to so extend (or further extend, as applicable) the Closing Date.

               3.3.12 Non-Cash Security Deposits. If any security deposits under the Leases are in the form of letters of credit or other financial instruments other than cash (the “Non-Cash Security Deposits”), Seller will use its commercially reasonable effort to, upon the Close of Escrow, cause Buyer to be named as beneficiary under the Non-Cash Security Deposits (and Buyer shall pay all assignment fees and other transfer costs in connection therewith).

     Buyer shall notify Seller of Buyer’s approval or disapproval or the non-satisfaction, if at all, of the matters described in Sections 3, 4 and 5 by written notice delivered to Seller and Escrow Holder by the earlier of the date set forth for disapproval thereof or the expiration of the Due Diligence Period. Buyer’s failure to approve any of the matters described in Sections 3, 4 or 5 by the expiration of the Due Diligence Period or such earlier date as is specified in this Agreement in the manner described shall be deemed Buyer’s disapproval of such matter. In no event shall Buyer have the right to disapprove any such item after the expiration of the Due Diligence Period.

          3.4 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Seller in writing:

               3.4.1 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date made and as of the Close of Escrow with the same effect as though such representations and warranties were made at and as of the Close of Escrow.

               3.4.2 Covenants. Buyer shall have performed and satisfied all agreements and covenants required hereby to be performed by Buyer prior to or at the Close of Escrow.

               3.4.3 Contracts. On or prior to the expiration of the Due Diligence Period, Buyer shall give Seller written notice of the Contracts which Buyer has elected not to assume.

     4. Title Matters

          4.1 Preliminary Title Report. As of April 16, 2003, Seller (or the Title Company) has delivered to Buyer a current preliminary title report, along with legible copies of all underlying title documents listed as exceptions in Schedule B thereto and a copy of the most recent survey (“Survey”) pertaining to the Property which was in Seller’s possession,

(collectively, the “Title Report”) on the Property showing the status of title to the Property as of the date of the Title Report. Buyer shall have until May 10, 2003 (the “Title Review Period”) to give written notice to Seller that Buyer has disapproved any exception to title which is not a Permitted Exception. If any supplement or amendment to the Title Report is issued (including without limitation a supplement issued on review of the Survey) which shows any additional exception to title (which is other than any Permitted Exception), and if the Title Review Period has expired, then Buyer shall have eleven (11) business days from the date of such supplement or amendment to the Title Report (the “Extended Title Review Period”) within which to give Seller written notice of disapproval of such additional exception to title. Any exceptions which are timely disapproved of by Buyer pursuant to this section shall be herein collectively called the “Title Objections”. If Buyer fails to give notice of disapproval to Seller within the relevant Title Review Period or Extended Title Review Period, as the case may be, then Buyer shall conclusively be deemed to have approved the status of title as shown by the Title Report and any supplement or amendment to the Title Report, including all exceptions to title disclosed therein, if any, which shall be deemed “Permitted Exceptions”. If Buyer gives Seller written notice of disapproval within the Title Review Period or Extended Title Review Period, as the case may be, then Buyer shall conclusively be deemed to have approved the status of title as shown by the Title Report and any supplement or amendment to the Title Report, including all exceptions to title disclosed therein, if any, which shall be deemed “Permitted Exceptions”. If Buyer gives Seller written notice of disapproval within the Title Review Period or Extended Title Review Period, as the case may be, then, at Seller’s sole discretion, Seller may elect (but shall not be obligated) to remove, or cause to be removed at its expense, any Title Objections. Seller shall notify Buyer in writing within five (5) business days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove the same. Seller’s failure to notify Buyer shall be deemed Seller’s election not to remove such Title objection. If Seller is unable to remove or endorse over any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections, then, within five (5) business days of Seller’s notification to Buyer, Buyer may provide Seller with notice that it has elected to terminate this Agreement, in which event the Deposit(s) shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or, Buyer shall be deemed to waive such Title Objections, in which event such Title Objections shall be deemed “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If Seller fails, by the date which is one (1) business day before the Close of Escrow, to cure or delete as exceptions to Buyer’s title Policy any Disapproved Items which Seller agreed to use commercially reasonable efforts to cure or delete in Seller’s Title Notice, Buyer, as its sole right, shall elect either (i) to waive its disapproval of such Disapproved Items and proceed to the Close of Escrow, or (ii) to terminate this Agree ment by giving Seller and Escrow Agent written notice of such election on or before the Close of Escrow, in which event Escrow Holder shall return the Deposit(s) to Buyer. If Buyer fails to give Seller and Escrow Agent written notice of its election of (i) or (ii) above on or before the Close of Escrow, Buyer shall be deemed to have elected to terminate this Agreement and the Escrow created hereby, in which event Escrow Holder shall return the Deposit(s) to Buyer

          4.2 Discharge of Title Objections. If on the Closing Date there are any Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Cash Balance to satisfy the same, provided Seller shall deliver to Buyer at the Close of Escrow, instruments in recordable form and sufficient to satisfy such Title Objections of record, together with the cost of recording or filing such instruments, or provided that Seller shall cause the Title Company to insure over the same, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

           4.2 Title Insurance. At the Close of Escrow, the Title Company shall issue to Buyer, at Seller’s sole cost and expense, a CLTA Owner’s Form of title insurance policy (the “Title Policy”), in the amount of the Purchase Price which is allocated to the Real Property, insuring that title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall have the right to procure an ALTA Extended Coverage Owner’s Policy of Title Insurance (“ALTA Policy”) as long as the issuance of the ALTA Policy does not delay or extend the Closing Date. Buyer shall pay for the increased cost of such ALTA Policy, the cost of any survey that the Title Company requires for issuance of an ALTA Policy as provided in Section 4.4 below, and for the cost of any other increase in the amount or scope of title insurance if requested by Buyer. Buyer may request that the Title Company provide, at Buyer’s sole cost and expense, such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost or additional liability to Seller, (b) except as otherwise provided in this Agreement or as offered by Seller to cure a Title Objection, Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement (the “Transaction”) without reduction of or set off against the Purchase Price, and (c) the Close of Escrow shall not be delayed as a result of Buyer’s request.

     5. Inspections

          5.1 Notice. Buyer shall have the right to commence Buyer’s physical inspections of the Property, after Buyer’s and Seller’s execution of this Agreement and Buyer’s delivery of the Initial Deposit, upon two (2) business days prior written notice to Seller and after Seller’s receipt of written evidence that Buyer has procured the insurance required by subsection 5.3 of this Agreement and Seller’s approval of Buyer’s proposed entry onto the Property. Buyer’s physical inspection of the Property shall be conducted during normal business hours at times mutually acceptable to Buyer and Seller.

          5.2 Testing and Surveys. Buyer acknowledges that prior to the expiration of the Due Diligence Period: (i) Buyer has or will have, at Buyer’s sole cost and expense, conducted such surveys and inspections, and made such boring, percolation, geologic, environmental and soils tests and other studies of the Property; and (ii) Buyer has or will have had adequate opportunity to make such inspection of the Property (including an inspection for compliance with applicable zoning, land use, environmental and other laws, regulations and restrictions), as Buyer has, in Buyer’s discretion, deemed necessary or advisable as a condition precedent to Buyer’s purchase of the Property and to determine the physical, environmental and land use characteristics of the Property (including, without limitation, its subsurface) and its suitability for Buyer’s intended use. Notwithstanding the foregoing, Buyer shall notify Seller before contacting any governmental authorities in accordance with subsection 5.6 hereof and no invasive testing, borings, removal of soil samples or removal of core samples shall be done without the prior written approval of Seller in its sole and absolute discretion.

          5.3 Insurance. Buyer shall obtain or cause its consultants to obtain, at Buyer’s sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance in a form acceptable to Seller, covering any and all liability of Buyer and Seller with respect to or arising out of any investigative activities. Such policy of insurance shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Buyer, Buyer’s employees, agents, contractors, suppliers, consultants or other related parties. Such policy of insurance shall have liability limits of not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability and shall name Seller as an additional insured.

          5.4 Indemnity. Buyer shall protect, indemnify, defend and hold the Property, Seller and Seller’s officers, directors, shareholders, participants, affiliates, employees, representatives, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs, arising out of or related (directly or indirectly) to Buyer’s conducting such inspections, surveys, tests, and studies, including, without limitation, repairing any and all damage to any portion of the Property resulting from such inspections, surveys, tests, and studies, provided such repair shall take place only following at least two (2) business days prior written notice to and approval by Seller. Buyer shall keep the Property free and clear of any mechanics’ liens or materialmen’s liens related to Buyer’s right of inspection and the activities contemplated by subsections 4.4, 5.1 and 5.2 of this Agreement. Buyer’s indemnification obligations set forth herein shall survive the Close of Escrow and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow.

          5.5 Disclosure. Except as is expressly provided in this Agreement, it is understood that Seller does not make any representation or warranty, express or implied, as to the accuracy or completeness of any information contained in Seller’s files or in the documents produced by Seller, including, without limitation, any environmental audit or report. Buyer acknowledges that Seller and Seller’s affiliates shall have no responsibility for the contents and accuracy of such disclosures, and Buyer agrees that the obligations of Seller in connection with the purchase of the Property shall be governed by this Agreement irrespective of the contents of any such disclosures or the timing or delivery thereof.

          5.6 Due Diligence. Buyer and Seller acknowledge and agree that as of April 16, 2003, Seller has delivered and Buyer has received, for Buyer’s review, copies of all of the Due Diligence Materials set forth on Exhibit “E”. Buyer shall review for approval all Due Diligence Materials within the Due Diligence Period. Seller acknowledges Buyer may desire to discuss or otherwise inquire about plans, documents, agreements and other records of various governmental entities, districts and utilities regarding the Property or otherwise impacting, restricting, or affecting its use or value (“Governmental Records”) with various governmental entities and utilities and the other Due Diligence Materials with third parties. In this regard, Buyer is permitted to contact all necessary third parties and discuss with such third parties the Governmental Records and other Due Diligence Materials; provided, however, Seller is first given a reasonable written notice and opportunity to be present at such contact or discussions at a time and location mutually agreed upon by all parties. Additionally, Buyer may contact or hold discussions with any tenants or property managers of the Property, provided, Seller is first given a reasonable opportunity to be present at such contacts or discussions at a time and location mutually agreed upon by all parties.

           5.7 Termination Upon Disapproval. This Agreement shall terminate (i) if Buyer notifies Seller in writing prior to the expiration of the Due Diligence Period that Buyer has decided not to proceed with the purchase of the Property for any reason including without limitation, Buyer’s disapproval of the physical condition of the Property, the Survey, or any of the Due Diligence Materials provided to Buyer during the Due Diligence Period, or (ii) upon Buyer’s failure to approve, prior to the expiration of the Due Diligence Period or such earlier date as is specified in this Agreement, of any of the matters described in subsection 3.3 (subject to Seller’s right to remove or cure disapproved items, or to obtain a bond or title endorsement). Upon termination of this Agreement pursuant to this subsection: (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination, (b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow, (c) Escrow Holder shall remit all funds deposited into Escrow together with any accrued interest on such funds to the party entitled thereto pursuant to subsection 2.2, (d) Buyer shall pay fifty percent (50%) of Escrow Holder’s title and escrow cancellation fees, if any, (e) Buyer shall return to Seller (1) all Due Diligence Materials previously delivered by Seller to Buyer, and (2) provided Seller reimburses Buyer for Buyer’s actual out-of-pocket costs in obtaining same, all other Due Diligence Materials in Buyer’s possession relating to the Property, including without limitation, any tests or studies prepared by or on behalf of Buyer with respect to the Property, and (f) the respective obligations of Buyer and Seller under this Agreement shall terminate; provided, however, notwithstanding the foregoing, Buyer’s indemnity obligations under subsections 5.3 and 5.4 above, shall survive any such termination of the Agreement, and the termination of this Agreement shall not release any other indemnity obligation of Buyer.

     6. Escrow Matters

          6.1 Closing Costs and Charges.

               6.1.1 Seller’s Costs. Seller shall pay (a) one-half (1/2) of Escrow Holder’s fees, (b) the premium for the CLTA portion of the Title Policy, (c) all expenses and charges incurred in connection with the discharge of delinquent taxes, if any, which may be required in order for the Title Company to issue the Buyer’s Title Policy, (d) all documentary transfer taxes payable in connection with the transfer of the Property, (e) Seller’s share of prorations as determined in accordance with Section 6, and (f) all document recording charges.

               6.1.2 Buyer’s Costs. Buyer shall pay (a) one-half (1/2) of the Escrow Holder’s fee, (b) all costs and premiums to obtain (i) any endorsements to the Title Policy requested by Buyer or (ii) ALTA coverage if requested by Buyer, (c) cost of updating the ALTA Survey previously delivered by Seller to Buyer, (d) all costs of Buyer’s due diligence, and (e) Buyer’s share of prorations as determined in accordance with Section 6.

               6.1.3 Other Costs. All other costs, if any, shall be apportioned in the customary manner for real property transactions in the County where the Real Property is located.

          6.2 Deposit of Documents and Funds by Seller. Not later than one (1) business day prior to the Closing Date, Seller shall deposit the following items into Escrow, each of which shall be duly executed and acknowledged by Seller where appropriate:

               6.2.1 A grant deed duly executed and acknowledged by Seller substantially in the form of Exhibit “B” attached hereto and incorporated herein by this reference (the “Deed”);

               6.2.2 Two (2) counterparts of a bill of sale, duly executed by Seller, conveying to Buyer, without warranty, all of Seller’s right, title, and interest in and to the Personal Property if any, substantially in the form of Exhibit “C” attached hereto and incorporated herein by this reference (“Bill of Sale”);

               6.2.3 Two (2) counterparts of an assignment and assumption, duly executed by Seller, assigning to Buyer, without warranty, all of Seller’s right, title, and interest in and to all Leases, Warranties and Contracts, all to the extent transferable by Seller, in the form of Exhibit “D” attached hereto and incorporated herein by this reference (“Assignment and Assumption”);

               6.2.4 The Required Estoppels described in Section 3.3.11 and the SNDAs described in Section 3.3.10;

               6.2.5 Other documents pertaining to Seller’s authority to record the Deed that may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement;

               6.2.6 Such other documents as Escrow Holder may require from Seller in order to issue the Title Policy;

               6.2.7 To Buyer, all keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

               6.2.8 A letter from Seller addressed to each tenant informing such tenant of the change in ownership as set forth;

               6.2.9 To Buyer, the original Leases; and

               6.2.10 To Buyer, all records and files solely relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all service contracts, property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Real Property.

          6.3 Deposit of Documents and Funds by Buyer. Not later than one (1) business day prior to the Closing Date, Buyer shall deposit the following items into Escrow:

               6.3.1 The Cash Balance;

               6.3.2 Two (2) counterparts of the Assignment and Assumption, duly executed by Buyer;

               6.3.3 Two (2) counterparts of the Bill of Sale, duly executed by Buyer; and

               6.3.4 All other funds and documents as may reasonably be required by Escrow Holder to close the Escrow in accordance with this Agreement.

          6.4 Delivery of Documents and Funds at Closing. Provided that all conditions to closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefitted thereby, on the Closing Date Escrow Holder shall conduct the closing by recording or distributing the following documents and funds in the following manner:

               6.4.1 Recorded Documents. Record the Deed in the Official Records of the County in which the Real Property is located;

               6.4.2 Buyer’s Documents. Deliver to Buyer: (a) the original Buyer’s Title Policy, (b) an original fully-executed counterpart of the Bill of Sale, and (c) an original fully-executed counterpart of the Assignment and Assumption.

               6.4.3 Seller’s Documents; Purchase Price. Deliver to Seller: (a) the Purchase Price, (b) such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement, (c) an original fully-executed counterpart of the Assignment and Assumption and (d) an original fully-executed counterpart of the Bill of Sale.

          6.5 Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with Buyer being deemed the owner of the Property as of the Closing Date:

               6.5.1 Taxes and Assessments. All non-delinquent taxes, assessments and other governmental impositions of any kind or nature affecting the Property, including, without limitation, any supplemental tax bills, special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Close of Escrow occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Closing Date and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments on the Property payable from and after the Closing Date. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Closing Date. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and its sole discretion, to settle the same.

Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Closing Date which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of tenants under Leases shall be promptly remitted by Seller directly to such tenants or to Buyer for the credit of such tenants. All net tax refunds and credits attributable to any period subsequent to the Closing Date shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of this subparagraph, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and canceled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

               6.5.2 Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Close of Escrow and allocable to the period from and after the Closing Date based upon the actual number of days in the month. Except as otherwise provided below, no credit shall be given to Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any tenant Leases. Notwithstanding the immediately preceding sentence to the contrary, Buyer and Seller acknowledge and agree that The State of California (“State”) is a tenant of the Real Property and that the State pays its rental obligations in arrears. Accordingly, upon the Close of Escrow, Buyer shall credit Seller an amount equal to all accrued and unpaid rent under the State’s Lease for the month in which the Close of Escrow occurs. Buyer shall cooperate with Seller after the Close of Escrow to collect any rent under the tenant Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Close of Escrow shall first be applied to the month in which the Close of Escrow occurs, then to any rent due to Buyer for the period after the Close of Escrow and finally to any rent due to Seller for periods prior to the Close of Escrow; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Close of Escrow through its own collection efforts, Seller may first apply such payments to rent due Seller for periods prior to the Close of Escrow.

               6.5.3 CAM Expenses. To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated upon the Close of Escrow and again subsequent to the Close of Escrow but, in any event, within one (1) year following the Closing Date, as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease year in which the Close of Escrow occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to the Close of Escrow Seller shall submit to Buyer an itemization of its actual CAM Charges through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing Date. If Seller has received CAM Charges payments in excess of its actual CAM Charges, then Buyer shall be entitled to receive a credit against the Purchase Price for the excess and Buyer shall refund such excess to the tenants under the Leases in accordance with the terms of the Leases. If Seller has received CAM Charges payments less than its actual CAM Charges, then to the extent the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit but only after Buyer has received any true up payment from the tenants. Upon receipt by either party of any CAM Charge true up payment from a tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

     To assist Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to Buyer upon the Closing Date records of all of Seller’s CAM Charge.

               6.5.4 Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

               6.5.5 Security Deposits; Prepaid Rents. Buyer shall be credited and Seller shall be debited with an amount equal to all prepaid rentals and other tenant charges and tenant security deposits (including any portion thereof which may be designated as prepaid rent) actually being held by Seller under the Leases, except to the extent that as of Close of Escrow Seller transfers to Buyer control of accounts holding tenant deposits, or letters of credit, certificates of deposit, or other forms of tenant deposits held in separately maintained accounts pursuant to the Leases. If any security deposits are in the form of Non-Cash Security Deposits, Seller will, upon the Close of Escrow cause Buyer to be named as beneficiary under the Non-Cash Security Deposits (and Buyer shall pay all assignment fees and other transfer costs in connection therewith).

               6.5.6 Leasing Costs.

                    (i) Seller shall receive a credit upon the Close of Escrow for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any tenant Lease or modification to an existing tenant Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing Date and which has as its denominator the number of months in the base term of the Lease.

                    (ii) Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the tenants pursuant to the tenant Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing Date.

          6.6 Calculation; Reproration. Seller shall prepare and deliver, or cause Escrow Holder to prepare and deliver, to Buyer no later than five (5) days prior to the Closing Date an estimated closing statement which shall set forth the costs payable under Section 6.5.4 and the prorations and credits provided for in this Section 6.5.7 and Section 6.5.5 and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section 6.5.7. Buyer shall notify Seller and Escrow Holder within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date (except with respect to CAM Charges and Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

          6.7 Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.5.5 above.

           6.8 Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

          6.9 Survival. Sections 6.5, 6.6, 6.8 and 6.9 shall survive the Close of Escrow.

     7. Property “AS IS”

          7.1 No Side Agreements or Representations. No person acting on behalf of Seller is authorized to make, and by execution hereof, Buyer acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise regarding the Property or the transaction contemplated herein or the zoning, construction, physical condition or other status of the Property except as may be expressly set forth in this Agreement or the Deed, the Bill of Sale or the Assignment and Assumption to be delivered by Seller into Escrow. No representation, warranty, agreement, statement, guarantee or promise, if any, made by any person acting on behalf of Seller which is not contained in this Agreement will be valid or binding on Seller.

          7.2 AS IS CONDITION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTEES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (I) VALUE; (II) THE INCOME TO BE DERIVED FROM THE PROPERTY; (III) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING, WITHOUT LIMITATION, THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (IV) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (V) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (VI) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (VII) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (VIII) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (IX) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990, THE VISUAL ARTISTS RIGHTS ACT, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC

SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (X) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY; (XI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS OR PRELIMINARY REPORT REGARDING TITLE; (XII) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER; (XIII) THE CONFORMITY OF THE PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (XIV) DEFICIENCY OF ANY UNDERSHORING; (XV) DEFICIENCY OF ANY DRAINAGE; (XVI) THE FACT THAT ALL OR A PORTION OF THE PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (XVII) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR (XVIII) WITH RESPECT TO ANY OTHER MATTER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND REVIEW INFORMATION AND DOCUMENTATION AFFECTING THE PROPERTY, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND REVIEW OF SUCH INFORMATION AND DOCUMENTATION, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. BUYER AGREES TO FULLY AND IRREVOCABLY RELEASE SELLER FROM ANY AND ALL CLAIMS THAT THEY MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST SELLER FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSE, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM SUCH INFORMATION OR DOCUMENTATION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS, AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS EXCEPT AS MAY OTHERWISE BE EXPRESSLY STATED HEREIN. BUYER REPRESENTS, WARRANTS, AND COVENANTS TO SELLER, WHICH REPRESENTATION, WARRANTY, AND COVENANT SHALL SURVIVE THE CLOSE OF ESCROW AND NOT BE MERGED WITH THE DEED, THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT, BUYER IS RELYING SOLELY UPON BUYER’S OWN INVESTIGATION OF THE PROPERTY.

BY INITIALING BELOW, BUYER ACKNOWLEDGES THAT (i) THIS SECTION 7.2 HAS BEEN READ AND FULLY UNDERSTOOD, (ii) BUYER HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE, AND (iii) BUYER HAS ACCEPTED AND AGREED TO THE TERMS SET FORTH IN THIS SECTION 7.2.

BUYER’S INITIALS

          7.3 Seller’s Maintenance of the Property. Between the date of execution of this Agreement and the Closing Date, Seller shall maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business, subject to reasonable wear and tear and further subject to the occurrence of any damage or destruction to the Property by casualty or condemnation of the Property, provided, however, that Seller’s maintenance obligation under this Section shall not include any obligation to make capital expenditures or other expenditures not incurred in Seller’s normal course of business.

     8. Damage or Destruction; Condemnation

          8.1 Material Taking. For purposes of this Agreement, (a) a taking by eminent domain of a portion of the Property shall be deemed to affect a “material part” of the Property if the estimated value of the portion of the Property taken exceeds ten percent (10%) of the Purchase Price, and (b) the destruction of a “material part” of the Property shall be deemed to mean an insured or uninsured casualty to the Property following Buyer’s inspection of the Property and prior to the Close of Escrow having an estimated cost of repair which equals or exceeds ten percent (10%) of the Purchase Price.

          8.2 Definitions. The phrase “estimated value” shall mean an estimate obtained from an M.A.I. appraiser, who has at least five (5) years experience evaluating property located in the County where the Real Property is located, similar in nature and function to that of the Property, selected by Seller and approved by Buyer, and the phrase “estimated cost of repair” shall mean an estimate obtained from an independent contractor selected by Seller and approved by Buyer. Buyer shall not unreasonably withhold, condition or delay Buyer’s approval under this Section.

          8.3 Notice; Credit to Buyer. Buyer shall have the right to terminate this Agreement if, prior to the Closing Date, (i) all or a material part of the Property is destroyed without fault of Buyer, (ii) a material part of the Property is taken by eminent domain, (iii) any condemnation of the Property renders the Property a nonconforming use or causes the Property to be in violation of applicable zoning requirements, (iv) any portion of the Building is condemned or (iv) if any tenant elects to terminate its Lease pursuant to the terms thereof as a result of a casualty (which is not the fault of Buyer) to, or condemnation of, the Real Property. Buyer shall give written notice of Buyer’s election to terminate this Agreement within five (5) business days after Buyer first learns of any damage to or condemnation of the Property which entitles Buyer to terminate this Agreement. If Buyer does not give such notice, then this Agreement shall remain in full force and effect and there shall be no reduction in Purchase Price, but Seller shall, at Close of Escrow, (1) assign to Buyer (a) any insurance proceeds payable with respect to such damage; or (b) the entire award payable with respect to such condemnation proceeding, whichever is applicable, and (2) in the event of a casualty affecting the Property, credit Buyer against the Purchase Price an amount equal to (a) all insurance policy deductibles necessary to receive the proceeds described in item (1)(a) of this sentence above, and (b) any uninsured loss.

     9. Representations and Warranties

          9.1 By Seller. Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

               9.1.1 Seller is duly organized, validly existing, and in good standing under the laws of the state of its formation;

               9.1.2 Seller has the full power and authority to execute, deliver and perform its obligations under this Agreement;

               9.1.3 The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally;

               9.1.4 Other than Lennar Partners of Los Angeles, Inc., occupying Suite 100 in the Building, there are no on-site employees of Seller at the Real Property, and following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property, including but not limited to any employee of Lennar Partners of Los Angeles, Inc.;

               9.1.5 To Seller’s actual knowledge, there are no actions, suits or proceedings pending, or threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

               9.1.6 To Seller’s actual knowledge, Seller has not received any notice of any violations of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Real Property or any portion thereof;

               9.1.7 To Seller’s actual knowledge, the operating statements furnished to Buyer in connection with or pursuant to this Agreement (a) accurately reflect in all material respects the financial condition of the Real Property as of the date reflected in each such statement and (b) do not fail to state any material liability, contingent or otherwise, or any other material facts the omission of which would be misleading to Buyer.

                9.1.8 To Seller’s actual knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it. The “actual knowledge” of Seller, as used in this Section 9.1, means the actual, present knowledge of Seller as of the date of this Agreement, without any independent investigation or inquiry of any kind or nature whatsoever.

          9.2 By Buyer. Buyer represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

               9.2.1 Buyer is duly organized, validly existing, and in good standing under the laws of the state of its formation; and

               9.2.2 Buyer has the full power and authority to execute, deliver and perform Buyer’s obligations under this Agreement.

     10. Default

          10.1 LIQUIDATED DAMAGES — DEPOSIT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF BUYER HAS NOT TERMINATED THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD AND IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED FOR ANY REASON OTHER THAN DUE TO (I) THE NON-SATISFACTION OF A CONDITION TO THE CLOSE OF ESCROW FOR BUYER’S BENEFIT PURSUANT TO SECTION 3.3 HEREOF, (II) A CASUALTY OR CONDEMNATION OF THE PROPERTY, AS PROVIDED IN SECTION 8.3 HEREOF, OR (III) SELLER’S DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSITS AS SELLER’S LIQUIDATED DAMAGES. THE PARTIES AGREE THAT IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES, NOR WAIVE OR AFFECT SELLER’S RIGHTS AND BUYER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

SELLER’S INITIALS	BUYER’S INITIALS

          10.2 Buyer’s Remedies for Seller’s Default. If, at the close of Escrow, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s material representation or warranties are untrue in any respect, or (iii) the Close of Escrow otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, Buyer shall have the right, to elect, as its sole and exclusive remedies, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer and attempt to obtain damages, if any, not to exceed the amount set forth in Section 32 hereof, or (b) waive the condition and proceed to close the Escrow, or (c) pursue the remedy of specific performance.

     11. Waiver of Trial by Jury. Seller and Buyer, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort or otherwise. To the extent they may legally do so, Seller and Buyer hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

     12. Attorneys’ Fees. If either party hereto brings an action or proceeding (including any cross-complaint, counterclaim or third-party claim) against the other party by reason of a default by the other party or otherwise arising out of this Agreement, the non-prevailing party shall pay to the prevailing party in such action or proceeding all of the prevailing party costs and expenses of suit, including reasonable attorney’s fees, which shall be payable whether or not such action is prosecuted to a judgment. “Prevailing party” within the meaning of this Section 11 includes a party who dismisses an action for recovery hereunder in exchange for payment of the sum allegedly due, performance of covenants allegedly breached, or consideration substantially equal to the relief sought in the action or proceeding.

     13. Notices. All notices, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective upon the earlier of the following to occur: (a) when delivered to the recipient, (b) three (3) business days after deposit in a sealed envelope in the United States mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the recipient as set forth below, or (c) when sent (if sent by facsimile before 5:00 p.m. Pacific time on a business day) or on the next business day (if sent by facsimile after 5:00 p.m. Pacific time), all as evidenced by printout of a confirmation slip from the sender’s machine. All notices to Seller shall be sent to Seller’s Address or facsimile number. All notices to Buyer shall be sent to Buyer’s Address or facsimile number. All notices to Escrow Holder shall be sent to Escrow Holder’s Address or facsimile number. The foregoing addresses and facsimile numbers may be changed by written notice given in accordance with this Section. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.

     14. Amendment; Complete Agreement. All amendments, modifications and supplements to this Agreement must be in writing and executed by Buyer and Seller. This Agreement contains the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersedes all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and their counsel and, therefore, shall not be construed in favor of or against either of the parties.

     15. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

     16. Severability. If any provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement (including the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     17. Counterparts, Headings, and Defined Terms. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement.

     18. Time of the Essence. Time is of the essence of this Agreement.

     19. Waiver. No waiver by Buyer or Seller of any of the terms or conditions of this Agreement or any of their respective rights under this Agreement shall be effective unless such waiver is in writing and signed by the party charged with the waiver.

     20. Third Parties. This Agreement is entered into for the sole benefit of Buyer and Seller and their respective permitted successors and assigns. No party other than Buyer and Seller and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

     21. Additional Documents. Each party agrees to perform any further acts and to execute and deliver such further documents which may be reasonably necessary to carry out the terms of this Agreement.

     22. Independent Counsel. Buyer and Seller each acknowledge that: (i) they have been represented by independent counsel in connection with this Agreement, (ii) they have executed this Agreement with the advice of such counsel, and (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

     23. Commissions. Buyer and Seller each represent and warrant to the other that there are no commissions, finder’s fees or brokerage fees arising out of the transactions contemplated by this Agreement other than a commission payable by Seller upon Close of Escrow to (i) Triple Net Realty, Inc. in the amount of Three Hundred Eighty Thousand and No/100 Dollars ($380,000.00) pursuant to a separate agreement and (ii) CB Richard Ellis pursuant to a separate agreement. Buyer shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of Buyer’s conduct or the inaccuracy of the foregoing representation and/or warranty of Buyer. Seller shall indemnify and hold Buyer harmless from and against any and all liabilities, claims, demands, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs in connection with claims for any such commissions, finders’ fees or brokerage fees arising out of Seller’s conduct or the inaccuracy of the foregoing representation and/or warranty of Seller.

     24. Government Approvals. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zone change, variance, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit with respect to the Property prior to the Close of Escrow, and Buyer agrees not to do so without Seller’s prior written approval, which approval may be withheld in Seller’s sole and absolute discretion. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Close of Escrow unless first approved by Seller, which approval Seller may withhold in Seller’s sole discretion. Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.

     25. Release. Buyer shall rely solely upon Buyer’s own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property’s physical condition. Buyer and anyone claiming by, through or under Buyer hereby waives its right to recover from and fully and irrevocably releases Seller, its employees, officers, directors, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (“Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to any construction defects, errors, omissions or other conditions, latent or otherwise, including environmental matters, affecting the Property, or any portion thereof. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyers release to Seller.

     In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants, which representation and warranty shall survive the Close of Escrow and not be merged with the Deed, that Buyer realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants, which representation and warranty shall survive the Close of Escrow and not be merged with the Deed, that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Buyer in exchange for Seller’s performance hereunder.

     Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 25. Seller and Buyer have each initialed this Section 25 to further indicate their awareness and acceptance of each and every provision hereof.

SELLER’S INITIALS	BUYER’S INITIALS

     26. Assignment. Buyer shall not assign this Agreement without Seller’s prior written consent, which consent Seller shall not unreasonable withhold, except that Buyer may assign this Agreement as provided in Section 33 below to any entity (“Approved Assignee”) which is controlled or managed by Buyer or Triple Net Realty, Inc., provided the Approved Assignee (i) assumes all of Buyer’s obligations under this Agreement, and (ii) Buyer remains liable under the terms and conditions of this Agreement, on a joint and several basis with such Approved Assignee, for the performance of all of Buyer’s obligations hereunder. Any purported assignment in violation of the terms of this Agreement shall be void.

     27. Successors and Assigns. Subject to Section 26 above, this Agreement shall be binding upon and inure to the benefits of the heirs, successors and assigns of the parties hereto.

     28. Exhibits. Each reference to a Section, subsection or Exhibit in this Agreement shall mean the sections or subsections of this Agreement and the exhibits attached to this Agreement, unless the context requires otherwise. Each such exhibit is incorporated herein by this reference.

     29. No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Buyer and Seller. Buyer understands and agrees that Seller shall have the right to continue to market the Property and/or to negotiate with other potential purchasers of the Property until the expiration of the Due Diligence Period and the satisfaction or waiver in writing of all conditions to the obligations of Buyer under this Agreement.

     30. Duty of Confidentiality. Buyer and Seller represent and warrant that each shall keep all information and/or reports obtained from the other, or related to or connected with the Property, the other party, or this transaction, confidential and will not disclose any such information to any person or entity, other than to Buyer’s consultants, brokers, attorneys and accountants employed by Buyer to review such information in connection with Buyer’s due diligence as to the Property, without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

     31. Survival. Unless otherwise specifically set forth in this Agreement, none of the representations, warranties or indemnities set forth herein shall survive the Close of Escrow.

     32. Seller’s Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer, for any breach of this Agreement by Seller (including, without limitation, the breach of any representations and warranties contained herein) and any and all documents executed pursuant hereto or in connection herewith for which a claim is timely made, within and before thirteen (13) months after the Closing Date, by Buyer shall not exceed Two Hundred Thousand Dollars ($200,000). The representations and warranties made by Seller in this Agreement (or any and all documents executed pursuant hereto or in connection herewith) shall survive the Close of Escrow and not be merged therein for a period of thirteen (13) months and Seller shall only be liable to Buyer hereunder for a breach of representation and warranty made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller on or before the last day of the thirteenth (13th) month after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for Seller’s breaches of representations and warranties herein or in any documents executed by Seller at Closing shall be limited as set forth in this Section. Notwithstanding the foregoing, however, if the Close of Escrow occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transaction, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Close of Escrow, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than Ten Thousand Dollars ($10,000.00). In no event shall the Ten Thousand Dollars ($10,000.00) addressed in the immediately preceding sentence be construed to act or function as a deductible. The provisions of this section shall survive the Closing and shall not be merged therein.

     33. Like Kind Exchange. At its option, Seller may structure its disposition of the Property as a tax-deferred exchange (“Exchange”) pursuant to Section 1031 of the Internal Revenue Code. If Seller shall elect to undertake an Exchange, the following terms shall apply:

          (a) Seller, at its option, may assign its right in, and delegate its duties (in part or in whole) under, this Agreement, as well as the transfer of its interest in the Property, to an exchange accommodator (“Accommodator”) selected by Seller, and Seller may add the Accommodator as an additional party to the Escrow;

          (b) Accommodator shall have no liability to Buyer, and Buyer shall hold Accommodator harmless from any claims by Buyer in connection with the Exchange;

          (c) Buyer agrees to cooperate with Seller in connection with the Exchange, including the execution of documents (including, but not limited to, escrow instructions and amendments to escrow instructions) therefor;

           (d) Buyer shall in no way be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to Seller’s replacement property in the Exchange;

          (e) The Close of Escrow shall not be contingent or otherwise subject to the consummation of the Exchange;

          (f) Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the consummation of the Exchange;

          (g) Buyer shall have no responsibility or liability on account of the Exchange to any third party involved in the Exchange;

          (h) Buyer shall not be required to make any representations or warranties nor assume any obligations, nor spend any out-of-pocket sum in connection with the Exchange;

          (i) All representations, warranties, covenants and indemnification obligations of Seller to Buyer whether set forth in this Agreement or otherwise existing at law or at equity, shall inure to the benefit of Buyer, notwithstanding the Exchange;

          (j) All representations, warranties, covenants and indemnification obligations of Buyer to Seller whether set forth in this Agreement or otherwise existing at law or at equity, shall inure to the benefit of Seller, notwithstanding the Exchange;

          (k) Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all causes of action, claims, demands, liabilities, costs and expenses, including actual attorneys’ fees and costs, incurred by Buyer in connection with any third party claims which may arise as a result of or in connection with the Exchange.

     34. Seller-Covenants: Seller hereby covenants as follows:

          34.1 As of the Effective Date, to cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

          34.2 From and after the expiration of the Due Diligence Period, to not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to Buyer in connection with any request for approval, any brokerage commission and the cost of tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, from and after the expiration of the Due Diligence Period, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer which shall not be unreasonable withheld, conditioned or delayed. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this Section 34.2 in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be consent. Following the expiration of the Due Diligence Period, Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder.

          34.3 From and after the expiration of the Due Diligence Period, to not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions) which is not removed prior to the Closing Date.

          34.4 From and after the expiration of the Due Diligence Period, to not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Close of Escrow.

          34.5 From and after the expiration of the Due Diligence Period, to fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

          34.6 From and after the expiration of the Due Diligence Period, to provide Buyer with monthly rent rolls containing the same information in its rent roll delivered with the Due Diligence Materials.

          34.7 From and after the expiration of the Due Diligence Period, to provide Buyer with copies of (a) any default letters sent to tenants and, (b) any copies of correspondence received from a tenant that is “going dark”, seeking to re-negotiate its lease, contemplating bankruptcy or alleging default and (c) notices of bankruptcy filings received with respect to any tenant.

     35. Cooperation with S-X 3-14 Audit. Buyer advises Seller that Buyer intends to assign all of its rights, title and interest in and to this Agreement. The assignee may be a publicly registered company (“Registered Company”) promoted by Buyer. The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that related to most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the assignee in preparing the SEC Filings, Seller agrees to provide the assignee with the following:

          35.1 Access to bank statements for the Audited year;

          35.2 Rent Roll as of the end of the Audited Year;

          35.3 Operating Statements for the Audited Year;

          35.4 Access to the general ledger for the Audited Year;

          35.5 Cash receipts schedule for each month in the Audited Year;

          35.6 Access to invoice for expenses and capital improvements in the Audited Year;

          35.7 Copies of all insurance documentation for the Audited Year; and

          35.8 Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year

     The provisions of this Section 35 shall survive the Close of Escrow.

     IN WITNESS WHEREOF, Buyer and Seller do hereby execute this Agreement as of the date first written above.

SELLER:	LNR HARBOR BAY, LLC,
a Delaware limited liability company
	By:	LEGEND OAKS LIMITED PARTNERSHIP,
a Delaware limited partnership, its member
		By:	LENNAR LEGEND OAKS HOLD INGS, INC.
a Colorado corporation, its member
By:
David O. Team or Daniel C. Grable
Its: Vice President

BUYER:	TRIPLE NET PROP ERTIES, LLC,
a Virginia limited liability company

By:
Anthony W. Thompson, President

Acceptance by Escrow Holder

Escrow Holder acknowledges receipt of the foregoing Agreement and accepts the instructions contained therein.

Dated: May 6, 2003	FIRST AMERICAN TITLE COMPANY

By:

		Print Name:	TERRI HOVDESTAD

		Print Title:	SR. ESCROW OFFICER

EXHIBIT LIST

EXHIBIT “A”	Legal Description
EXHIBIT “B”	Grant Deed
EXHIBIT “C”	Bill of Sale
EXHIBIT “D”	Assignment and Assumption
EXHIBIT “E”	Due Diligence Materials
EXHIBIT “F”	Form of Tenant Estoppel Certificate